Exhibit 99.1

FOR IMMEDIATE RELEASE

May 2, 2013

Contact:

John B. Woodlief

Executive Vice President

and Chief Financial Officer

704-844-3100

Harris Teeter Supermarkets, Inc. Reports Results for the Second Quarter of Fiscal 2013

MATTHEWS, N.C.—May 2, 2013—Harris Teeter Supermarkets, Inc. (NYSE:HTSI) (the “Company”) today reported that sales for the second quarter of fiscal 2013 ended April 2, 2013 increased by 4.3% to $1.17 billion from $1.12 billion in the second quarter of fiscal 2012. For the 26 weeks ended April 2, 2013, sales increased by 4.0% to $2.33 billion from $2.24 billion for the comparable period of fiscal 2012. The increase in sales for the quarter and 26-week period was driven by an increase in comparable store sales and sales from new stores, partially offset by store closings. Comparable store sales increased by 3.66% for the quarter, and 3.10% for the 26-week period ended April 2, 2013, from the respective comparable periods of fiscal 2012.  Comparable store sales were positively impacted by the shift of the Easter Holiday which is reported in the second quarter of fiscal 2013, but was included in the third quarter of fiscal 2012.  Management estimates that the impact was 22 basis points for the quarterly period and 13 basis points for the 26-week period.

During the first half of fiscal 2013, the Company opened three new stores, two of which were the stores acquired from Lowe’s Food Stores, Inc. (“Lowes Foods”) in 2012 that were re-opened under a new format and banner - “201central.”  Since the end of the second quarter of fiscal 2012, the Company has opened twelve new stores, opened one store that replaced a store closed in the first quarter of fiscal 2012, closed two stores and sold six stores to Lowes Foods, for a net addition of five stores. The closed stores included one that will be replaced with a new store scheduled to open in the third quarter of fiscal 2013 and one that was temporarily closed due to damage caused by flooding. The Company operated 211 stores as of the end of the second quarter of fiscal 2013.

Gross profit in the second quarter of fiscal 2013 increased by 4.7% to $359.6 million (30.76% of sales) from $343.6 million (30.66% of sales) in the second quarter of fiscal 2012.  For the 26 weeks ended April 2, 2013, gross profit increased by 3.6% to $694.3 million (29.80% of sales) from $670.4 million (29.93% of sales) in the same period of fiscal 2012. The LIFO charge for the second quarter of fiscal 2013 was zero as compared to $2.3 million (0.20% of sales) in the second quarter of fiscal 2012. The LIFO charge for the first half of fiscal 2013 was $0.7 million (0.03% of sales) as compared to $5.9 million (0.26% of sales) for the first half of fiscal 2012. The Company currently estimates that it will experience minimal product cost inflation during fiscal 2013.

Selling, general and administrative (“SG&A”) expenses for the second quarter and first half of fiscal 2013 increased from the respective prior year periods as a result of incremental store growth and its impact on associated operational costs.  On a percent of sales basis, SG&A expenses decreased by 4 basis points during the quarter and increased 12 basis points for the 26 weeks ended April 2, 2013, as compared to the comparable periods of the prior year. The Company’s emphasis on cost controls and improved labor management has been effective in offsetting a portion of the increases in pension expense and other fringe benefit costs and credit card expense.

Operating profit in the second quarter of fiscal 2013 increased by 7.3% to $56.3 million (4.82% of sales) from $52.5 million (4.68% of sales) in the second quarter of fiscal 2012.  For the 26 weeks ended April 2, 2013, operating profit decreased by 2.0% to $96.8 million (4.15% of sales) from $98.7 million (4.41% of sales) in the comparable period of fiscal 2012.  The operating profit decrease between the 26-week periods of fiscal 2012 and fiscal 2013 included a net decrease of $5.8 million, or 25 basis points related to the current year operating results (which include start-up costs) of the ten stores acquired from Lowes Foods and the prior year operating results of the six stores sold to Lowes Foods.

The Company reported net earnings of $32.9 million, or $0.67 per diluted share, for the second quarter of fiscal 2013.  Net earnings for the second quarter of fiscal 2012 totaled $30.3 million and was comprised of earnings from continuing operations of $30.5 million, or $0.62 per diluted share, and a loss from discontinued operations of $0.2 million.  Net earnings for the 26 weeks ended April 2, 2013 totaled $55.7 million, or $1.13 per diluted share. Net earnings for the 26 weeks ended April 1, 2012 totaled $43.9 million and was comprised of earnings from continuing operations of $56.3 million, or $1.15 per diluted share, and a loss from discontinued operations of $12.4 million.  As reported last year, earnings from continuing operations for the second quarter of fiscal 2012 was favorably impacted by a reversal of accrued interest amounting to $1.3 million ($0.8 million after tax, or $0.02 per diluted share) that was associated with a reduction of the Company’s unrecognized tax liabilities.

The pre-tax loss from discontinued operations for the first half of fiscal 2012 amounted to $18.3 million and were primarily driven by non-cash charges for the settlement of pension liabilities and other employee benefits in connection with the sale of the Company’s wholly-owned industrial thread manufacturing company American & Efird (“A&E”). The final purchase price allocation for the sale and its impact on income taxes will not be complete until the Company files its tax return in the third quarter of fiscal 2013.  Additional adjustments to taxes or other costs related to the A&E sale could occur in the future.

Thomas W. Dickson, Chairman of the Board and Chief Executive Officer stated, “We are very pleased with our results for the second quarter.  Our comparable store sales increase, which was favorably impacted by the shift of the Easter holiday, remained strong despite the fact that we did not see any meaningful inflation during this period.  In addition, we continue to realize increased number of active households and customer visits year-over-year.  Our pricing and promotional strategies were effective in driving unit sales and increasing market share while increasing the quarterly gross margin by 10 basis points over the prior year.  We remain committed to our customers to deliver outstanding values and excellent customer service.”

The Company’s operating performance and strong financial position provides the flexibility to continue with our store development program for new and replacement stores along with the remodeling and expansion of existing stores. Capital expenditures for fiscal 2013 are planned to total approximately $200 million. During the remainder of fiscal 2013, the Company plans to open seven new stores (which includes one replacement) and complete major remodels on seven stores (three of which will be expanded in size).  The remaining store openings for fiscal 2013 are expected to include two in the third quarter (one of which is a replacement for a store closed in fiscal 2012) and five in the fourth quarter. The fiscal 2013 store development program is expected to result in a 4.7% increase in retail square footage, as compared to a 4.1% increase in fiscal 2012.  The Company currently anticipates re-opening the temporarily closed store in the Washington D.C. market during the first quarter of fiscal 2014. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

The Company’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development can impact the expected capital expenditures, sales and operating results.

The Company’s management remains cautious in its expectations for fiscal 2013 due to the current economic environment and its impact on the Company’s customers. The Company will continue to refine its merchandising strategies to respond to the changing shopping demands. The retail grocery market remains intensely competitive, and any operating improvement will be dependent on the Company’s ability to increase its market share and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill or other long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Harris Teeter Supermarkets, Inc. operates a leading regional supermarket chain in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.

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Selected information regarding Harris Teeter Supermarkets, Inc. and its subsidiaries follows. For more information on Harris Teeter Supermarkets, Inc., visit our web site at:  www.harristeeter.com.

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Statements of Earnings
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended				26 Weeks Ended
	April 2, 2013		April 1, 2012		April 2, 2013		April 1, 2012
Sales	$1,169,069	100.00%	$1,120,379	100.00%	$2,330,168	100.00%	$2,239,945	100.00%
Cost of Sales	809,481	69.24%	776,822	69.34%	1,635,854	70.20%	1,569,568	70.07%
Gross Profit	359,588	30.76%	343,557	30.66%	694,314	29.80%	670,377	29.93%

Selling, General and Administrative	303,273	25.94%	291,071	25.98%	597,543	25.64%	571,629	25.52%
Operating Profit	56,315	4.82%	52,486	4.68%	96,771	4.15%	98,748	4.41%

Other Expense (Income):
Interest expense	4,217	0.36%	3,334	0.30%	8,529	0.37%	8,072	0.36%
Interest income	(78)	–0.01%	(34)	0.00%	(137)	–0.01%	(82)	0.00%
	4,139	0.35%	3,300	0.29%	8,392	0.36%	7,990	0.36%

Earnings From Continuing Operations Before Income Taxes	52,176	4.46%	49,186	4.39%	88,379	3.79%	90,758	4.05%
Income Tax Expense	19,305	1.65%	18,730	1.67%	32,700	1.40%	34,486	1.54%
Earnings from Continuing Operations, Net	32,871	2.81%	30,456	2.72%	55,679	2.39%	56,272	2.51%

Loss from Operations of Discontinued Operations	—		—		—		(15,755)
Loss on Disposition of Discontinued Operations	—		(344)		—		(2,589)
Income Tax Benefit	—		(142)		—		(5,985)
Loss from Discontinued Operations, Net	—		(202)		—		(12,359)

Net Earnings	$32,871		$30,254		$55,679		$43,913

Earnings (Loss) Per Share — Basic:
Continuing Operations	$0.67		$0.62		$1.14		$1.16
Discontinued Operations	$—		$—		$—		$(0.25)
Net Earnings	$0.67		$0.62		$1.14		$0.90

Earnings (Loss) Per Share — Diluted:
Continuing Operations	$0.67		$0.62		$1.13		$1.15
Discontinued Operations	$—		$—		$—		$(0.25)
Net Earnings	$0.67		$0.62		$1.13		$0.90

Weighted Average Number of Shares of Common Stock Outstanding:
Basic	48,930		48,780		48,896		48,714
Diluted	49,189		49,034		49,173		49,016

Quarterly Dividends Declared Per Common Share	$0.15		$0.14		$0.30		$0.27
Special Dividends Declared Per Common Share	$—		$—		$0.50		$—

Effective Tax Rate on Continuing Operations	37.0%		38.1%		37.0%		38.0%

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	April 2, 2013	October 2, 2012	April 1, 2012
Assets
Current Assets:
Cash and Cash Equivalents	$192,541	$212,211	$232,476
Accounts Receivable, Net	60,883	59,267	52,784
Refundable Income Taxes	3,839	27,583	10,042
Inventories	307,442	305,106	290,659
Deferred Income Taxes	7,299	6,044	5,023
Prepaid Expenses and Other Current Assets	24,895	24,182	26,772
Total Current Assets	596,899	634,393	617,756

Property, Net	1,107,963	1,102,703	1,040,048
Investments	105,317	107,424	104,735
Goodwill	19,301	19,301	—
Intangible Assets	14,399	15,039	13,073
Other Long-Term Assets	76,385	73,628	82,440
Total Assets	$1,920,264	$1,952,488	$1,858,052

Liabilities and Shareholders’ Equity
Current Liabilities:
Current Portion of Long-Term Debt and Capital Lease Obligations	$4,405	$4,219	$4,137
Accounts Payable	248,234	281,142	246,032
Accrued Compensation	54,169	69,390	57,072
Other Current Liabilities	90,017	96,887	79,410
Total Current Liabilities	396,825	451,638	386,651

Long-Term Debt and Capital Lease Obligations	206,539	208,271	210,702
Deferred Income Taxes	6,230	10,941	23,175
Pension Liabilities	129,382	119,883	104,459
Other Long-Term Liabilities	124,830	124,136	111,397

Equity:
Common Stock	114,090	111,347	107,940
Retained Earnings	1,056,039	1,039,935	1,015,140
Accumulated Other Comprehensive Loss	(113,671)	(113,663)	(101,412)
Total Equity	1,056,458	1,037,619	1,021,668
Total Liabilities and Equity	$1,920,264	$1,952,488	$1,858,052

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	26 Weeks Ended
	April 2, 2013	April 1, 2012
Cash Flow From Operating Activities:
Net Earnings	$55,679	$43,913
Loss from Discontinued Operations	—	12,359
Non-Cash Items Included in Net Income
Depreciation and Amortization	73,455	66,885
Deferred Income Taxes	(5,895)	2,153
Net Gain on Sale of Property and Investments	(352)	(162)
Share-Based Compensation	4,064	3,808
Other, Net	(1,125)	(2,020)
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	(1,616)	(5,696)
Inventories	(2,336)	(3,522)
Prepaid Expenses and Other Current Assets	22,928	(1,304)
Accounts Payable	(32,883)	(10,055)
Other Current Liabilities	(22,092)	(8,439)
Other Long-Term Operating Accounts	8,639	(30,191)
Net Cash Provided by Operating Activities	98,466	67,729

Investing Activities:
Capital Expenditures	(79,672)	(70,393)
Purchase of Other Investments	(2,617)	(591)
Proceeds from Sale of Property and Investments	8,110	170,418
Investments in Company-Owned Life Insurance	(1,618)	(611)
Other, Net	—	(28)
Net Cash Provided (Used) by Investing Activities	(75,797)	98,795

Financing Activities:
Payments on Long-Term Debt and Capital Lease Obligations	(1,546)	(81,357)
Dividends Paid	(39,575)	(13,308)
Proceeds from Stock Issued	306	314
Share-Based Compensation Tax Benefits	523	1,838
Shares Effectively Purchased and Retired for Withholding Taxes	(2,155)	(5,129)
Other, Net	108	(885)
Net Cash Used by Financing Activities	(42,339)	(98,527)
(Decrease) Increase in Cash and Cash Equivalents	(19,670)	67,997
Cash and Cash Equivalents at Beginning of Period	212,211	164,479
Cash and Cash Equivalents at End of Period	$192,541	$232,476

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest, Net of Amounts Capitalized	$8,750	$9,357
Income Taxes	14,354	21,716
Non-Cash Activity:
Assets Acquired Under Capital Leases	—	8,866

Harris Teeter Supermarkets, Inc.
Other Statistics

	13 Weeks Ended		26 Weeks Ended
	April 2, 2013	April 1, 2012	April 2, 2013	April 1, 2012
LIFO Charge (Included in Cost of Goods Sold):
Dollars	$—	$2,283	$670	$5,909
Percent of Sales	0.00%	0.20%	0.03%	0.26%

New Store Pre-Opening Costs (1):
Dollars	$1,077	$1,429	$1,741	$2,841
Percent of Sales	0.09%	0.13%	0.07%	0.13%

Comparable Store Statistics:
Increase in Comparable Store Sales	3.66%	3.91%	3.10%	4.62%
Increase in Active Household V IC Customers	1.21%	1.67%	1.37%	1.89%
Increase (Decrease) in Number of Items Sold	2.65%	(0.75)%	1.86%	0.01%

Store Brand Penetration Based on Units	24.40%	24.15%	24.56%	24.25%
Store Brand Penetration Based on Sales	25.20%	24.98%	25.25%	25.12%

Store Count
Beginning number of stores	211	206	208	204
Opened during the period	—	—	3	3
Closed during the period	—	—	—	(1)
Stores in operation at end of period	211	206	211	206

Total Square Footage at Beginning of Period	10,336,635	9,970,557	10,218,118	9,818,232
New Stores and Remodels	335	10,223	118,852	196,959
Closed Stores	—	—	—	(34,411)
Total Square Footage at Beginning of Period	10,336,970	9,980,780	10,336,970	9,980,780

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.

(1) Pre-opening costs are included with SG&A expenses and consist of rent, labor and associated fringe benefits, and recruiting and relocation costs incurred prior to a new store opening.